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                                                                      EXHIBIT 99

FOR RELEASE ON MARCH 6, 1997    5:00 EST

For more information contact:
Eric Keller or Kathy Marohl
(408) 325-2200

      ASPECT TELECOMMUNICATIONS TO VIGOROUSLY CONTEST LUCENT COMPLAINT

San Jose, CA, March 6, 1997 -- Aspect Telecommunications Corporation (Nasdaq:ASPT) has been notified that Lucent Technologies, Inc. has filed a patent infringement complaint against Aspect on four patents. The case was filed on March 5, 1997 in the United States District Court for the Eastern District of Pennsylvania, and is entitled Lucent Technologies, Inc. v. Aspect Telecommunications Corporation, (Civil Action No. 97-CV-1618).

Aspect has developed its own technology for its call center products. Based upon its investigations to date, Aspect does not believe that it infringes any valid claims of the Lucent patents. Aspect has referred the complaint to its counsel for an appropriate response.

Aspect's chairman and chief executive officer, James R. Carreker, stated, "Unfortunately, these types of actions have become fairly common among technology companies, some of whom are attempting to utilize their patent portfolios as an additional profit center. We intend to vigorously contest this complaint, while continuing to focus on building value for our customers, employees, investors, business partners and communities."

Founded in 1985, Aspect Telecommunications is a global provider of comprehensive business solutions for mission-critical call centers. Aspect products include automatic call distributors, interactive response systems, management information and reporting tools, computer-telephony integration technology and call center planning and forecasting packages. Aspect also provides services vital to call center environments, including business applications consulting, systems integration and training. World headquarters are located in San Jose, California. For additional information, visit Aspect on the World Wide Web at http://www.aspect.com.